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                                                                    EXHIBIT 99.1
                                                                    News Release
--------------------------------------------------------------------------------

                          [LOGO]UNITED
                                BANKSHARES, INC.


For Immediate Release                                  Contact: Steven E. Wilson
January 21, 2003                                         Chief Financial Officer
                                                                  (304) 424-8704


                United Bankshares, Inc. Achieves Record Earnings

     PARKERSBURG, WV-- United Bankshares, Inc. (NASDAQ: UBSI), announced today record earnings for both the year and fourth quarter of 2002. United's 2002 annual earnings totaled a record $88.9 million, an 11.2% increase over the $80.0 million earned for 2001. Diluted earnings per share were $2.06 for 2002 compared to $1.90 for 2001, an increase of 8.4% for the year. United generated net income of $22.6 million for the fourth quarter of 2002, an increase of 7.1% over the $21.1 million earned in the fourth quarter of 2001. Diluted earnings per share for the fourth quarter of 2002 were 53(cent), an increase of 8.2% compared with 49(cent) reported during the fourth quarter last year.

     United's earnings performance produced a return on average assets of 1.59% and a return on average shareholders' equity of 16.73% for the year of 2002, as compared to 1.59% and 17.51%, respectively, for the year 2001. For the fourth quarter of 2002, the annualized return on average assets was 1.55% and the annualized return on average shareholders' equity was 16.39% compared with annualized returns of 1.58% and 17.36%, respectively, for the fourth quarter of 2001. These key financial performance indicators are reflective of United's earnings strength as United continues to compare very favorably with the best performing regional banking companies in the nation.

     Noninterest income growth of 18.1% and 22.4% for the year and fourth quarter of 2002, respectively, was driven primarily by increased mortgage-banking income. For the fourth quarter of 2002, noninterest income, excluding security transactions, totaled $22.8 million, an increase of $5.9 million or 35.2% from the fourth quarter of 2001. The growth in noninterest income for both periods was primarily the result of increased revenues from the mortgage-banking segment as United's mortgage subsidiary originated mortgage loans for sale in the secondary market of over $1.0 billion during the fourth quarter and over $3.1 billion for the year ended December 31, 2002. Mortgage loan originations increased by 40% and 36%, respectively, for the fourth quarter and year of 2002 when compared to the same periods of 2001. Income from mortgage-banking operations increased $3.9 million or 51.6% for the fourth quarter of 2002 as compared to the fourth quarter of 2001. On a linked-quarter basis, mortgage-banking income for the fourth quarter of 2002 was 1.2% higher than the $11.2 million earned for the third quarter of 2002. Also contributing to the increase in noninterest income during the fourth quarter of 2002 was a $1.5 million increase in deposit service fees. Noninterest income, excluding security transactions, for the year of 2002 was $79.7 million, an increase of $17.0 million or 27.1% from the same period in 2001 primarily due to increases of $9.6 million and $3.7 million in mortgage-banking income and deposit services fees, respectively.

     Trust and brokerage income also showed increases quarter-over-quarter and year-over-year as estate and trust distribution fees and brokerage commissions increased due to growth in both the number of accounts and volume of transactions. Trust and brokerage revenues totaled $2.2 million for the fourth quarter, an increase of 14.5% compared to the fourth quarter of 2001. For the year trust and brokerage income was up a healthy 8.3% over 2001.

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United Bankshares, Inc. Achieves...
January 21, 2003
Page Two


     Included in the security transactions' totals for 2002 and 2001 are recognized charges of $7.0 million and $1.2 million, respectively, related to an other-than-temporary decline in the fair value of retained interests in securitized assets for the years ended December 31, 2002 and 2001. The decline in the value of these available for sale securities was the result of an increase in the level of prepayment and default activity during the time periods, which negatively effected the valuation of those securities.

     Also contributing to United's record earnings performance was increased tax-equivalent net interest income for the fourth quarter and year of 2002 as compared with the same periods of 2001. Tax-equivalent net interest income for the fourth quarter of 2002 was $53.8 million, an increase of $2.8 million or 5.4% from the fourth quarter of 2001. The net interest margin for the fourth quarter of 2002 was 3.96%, which is an 11 basis point contraction from the previous year's fourth quarter net interest margin of 4.07%. Tax-equivalent net interest income for the year of 2002 reached $217.9 million, an increase of $21.2 million or 10.8% from the prior year. The 2002 net interest margin reflected a 3 basis point increase from 4.12% for 2001 to 4.15% for 2002. This year's increased tax-equivalent net interest income over last year's results was primarily due to increases in the volume of interest earning assets and interest bearing liabilities from the Century Bancshares acquisition that was consummated in December of 2001 and increases in average loans held for sale. On a linked quarter basis, tax-equivalent net interest income decreased $2.7 million or 4.7% while the net interest margin decreased 30 basis points from the third quarter of 2002. The third quarter 2002 results included a $1.1 million dividend payment plus interest during the quarter on a $10 million trust preferred security previously classified as nonaccrual. As in the case with many financial institutions, management anticipates that the net interest margin will continue to contract in the coming months as United's assets reprice at historically low levels with little flexibility for a corresponding decrease in rates paid on its interest-bearing liabilities.

     United's credit quality continues to be sound, comparing favorably to national peer group averages. Nonperforming loans were $15.4 million or 0.43% of loans, net of unearned income at December 31, 2002 compared to $17.6 million or 0.50% of loans, net of unearned income at December 31, 2001. Net charge-offs were $2.2 million for the fourth quarter of 2002, a decline from $3.9 million for the fourth quarter of 2001. Net charge-offs were $8.0 million for the year of 2002, down $2.6 million from net charge-offs of $10.6 million for the year of 2001. For the quarters ended December 31, 2002 and 2001, the provision for loan losses was $2.2 million and $4.0 million, respectively, while the provision for the year was $7.9 million for 2002 as compared to $12.8 million for 2001. As of December 31, 2002, the allowance for loan losses was $47.4 million or 1.33% of loans, net of unearned income, compared to 1.35% reported at December 31, 2001.

     Noninterest expense increased $8.2 million or 26.8% and $28.4 million or 24.5% during the three and twelve-month periods ended December 31, 2002, respectively, as compared to the same periods last year. Noninterest expense totaled $38.6 million for the fourth quarter of 2002 compared with $30.4 million for the fourth quarter of 2001 and $38.7 million for the third quarter of 2002. For the year 2002, noninterest expense amounted to $144.1 million as compared to $115.7 million for 2001. The noninterest expense increases for the year and the fourth quarter over the same periods of last year were primarily due to increased employee salaries and related benefits. The increase in salaries resulted from record originations in the mortgage-banking segment

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United Bankshares, Inc. Achieves...
January 21, 2003
Page Three


where compensation and incentives for personnel are tied to activity levels. The increase in benefits was due to additional pension expense in 2002. United's net occupancy expense increased for both the year and fourth quarter of 2002 compared to the same periods of 2001 due to building and rental costs from the additional branch locations added by the Century acquisition which was only included in United's results for one month of 2001. Other noninterest expense reflected an increase of $0.93 million or 7.6% for the fourth quarter of 2002 and an increase of $7.0 million or 15.8% for the year as compared to the fourth quarter and year of 2001, respectively. The increases in other expense for the quarter and year were from the higher level of general operating expenses from the Century acquisition. On a linked-quarter basis, noninterest expense remained flat as it declined less than one-half of one percent. The efficiency ratio was still very low at 49.66% and 47.59% for the fourth quarter and year of 2002, respectively. This ratio compares very favorably to regional and national peer group banking companies.

     As a result of United's fourth quarter 2002 adoption of SFAS No. 147, which changed the accounting rules for the recognition of goodwill amortization associated with certain branch acquisitions, United ceased amortization of goodwill on branch acquisitions that were acquisitions of businesses. The favorable reduction in goodwill amortization expense was approximately $302 thousand. In accordance with the adoption of SFAS No. 142 effective January 1, 2002, United ceased amortization of goodwill associated with certain prior business combinations. Prior to the adoption of SFAS No. 142, other noninterest expense for the fourth quarter and year of 2001 included amortization of goodwill of $0.6 million and $2.5 million, respectively.

     During the fourth quarter, United's Board of Directors declared a cash dividend of 25(cent) per share, which represented a 9% increase over the 23(cent) paid in the fourth quarter of 2001 and a 4% increase from the 24(cent) paid in the third quarter of 2002. Dividends per share of 95(cent) for 2002 represented a 4% increase over the 91(cent) per share paid for 2001. The year 2002 was the 29th consecutive year of dividend increases to United shareholders.

     United Bankshares, with $5.8 billion in assets, presently has 85 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol "UBSI".



This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

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                    UNITED BANKSHARES, INC. AND SUBSIDIARIES
                                FINANCIAL SUMMARY

                    (In Thousands Except for Per Share Data)

                                                                   Three Months Ended                        Year Ended
                                                           ----------------------------------    ----------------------------------
                                                               December 31       December 31          December 31      December 31
                                                                 2002              2001                 2002             2001
                                                           ----------------------------------    ----------------------------------
EARNINGS SUMMARY:
Interest income, taxable equivalent                                $85,759           $89,575             $350,453         $372,208
Interest expense                                                    31,968            38,542              132,557          175,507
Net interest income, taxable equivalent                             53,791            51,033              217,896          196,741
Taxable equivalent adjustment                                        2,670             2,954               10,975           11,638
Net interest income                                                 51,121            48,079              206,921          185,103
Provision for loan losses                                            2,212             4,046                7,937           12,833
Income from mortgage banking operations                             11,341             7,481               36,142           26,518
Gain (loss) on security transactions                                (1,305)              705               (6,266)            (518)
Other noninterest income                                            11,507             9,422               43,603           36,205
Noninterest expenses                                                38,574            30,414              144,130          115,745
Income taxes                                                         9,325            10,152               39,400           38,739
Net income                                                          22,553            21,075               88,933           79,991
Net income adjusted for FAS 142 and 147/(1)/                        22,327            21,696               88,933           82,474
Cash dividends paid                                                 10,526             9,892               40,388           38,096

PER COMMON SHARE:
Net income:
    Basic                                                             0.53              0.51                 2.09             1.93
    Diluted                                                           0.53              0.49                 2.06             1.90
    Diluted adjusted for FAS 142 and 147/(1)/                         0.52              0.51                 2.06             1.96
Cash dividends paid                                                   0.25              0.23                 0.95             0.91
Book value                                                                                                  12.88            11.80
Closing market price                                                                                        29.06            28.86
Common shares outstanding:
    Actual, net of treasury shares                                                                     42,031,968       42,926,511
    Average basic                                               42,155,892        41,559,161           42,537,980       41,497,304
    Average diluted                                             42,669,955        42,217,513           43,113,347       42,064,919

FINANCIAL RATIOS:
    Return on average assets                                          1.55%             1.58%                1.59%            1.59%
    Return on average shareholders' equity                           16.39%            17.36%               16.73%           17.51%
    Average equity to average assets                                  9.47%             9.11%                9.51%            9.06%
    Net interest margin                                               3.96%             4.07%                4.15%            4.12%



                                                               December 31                            December 31
                                                                 2002                                   2001
                                                           ----------------                      -----------------
PERIOD END BALANCES:
Assets                                                          $5,792,019                             $5,631,775
Earning assets                                                   5,454,471                              5,301,211
Loans, net of unearned income                                    3,573,161                              3,502,334
Loans held for sale                                                582,718                                368,625
Investment securities                                            1,285,490                              1,428,716
Total deposits                                                   3,900,848                              3,787,793
Shareholders' equity                                               541,539                                506,529

/(1)/ As required, United discontinued the amortization of goodwill in accordance with Financial Accounting Standards Board Statements No. 142 and No. 147. These amounts have been adjusted for periods prior to January 1, 2002 to present those amounts on a comparable basis with the periods subsequent to January 1, 2002.